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                                                                EXHIBIT 12

SBC COMMUNICATIONS INC.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions

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                             THREE MONTHS ENDED
                                  MARCH 31,                 YEAR ENDED DECEMBER 31,

                                1996     1995      1995     1994    1993     1992     1991

Income Before Income Taxes,
 Extraordinary Loss and
 Cumulative Effect of Changes
 in Accounting Principles*    $ 683.8  $ 579.8  $2,698.2 $2,300.0 $1,882.9 $1,701.2 $1,557.0

  Add:  Interest Expense        120.1    133.8     515.1    480.2    496.2    530.0    577.7

      1/3 Rental Expense         14.3     11.7      45.9     41.8     41.0     45.1     37.5


  Adjusted Earnings           $ 818.2  $ 725.3  $3,259.2 $2,822.0 $2,420.1 $2,276.3 $2,172.2


Total Interest Charges        $ 125.1  $ 133.8  $  515.1 $  480.2 $  496.2 $  530.0 $  577.7

1/3 Rental Expense               14.3     11.7      45.9     41.8     41.0     45.1     37.5


  Adjusted Fixed Charges      $ 139.4  $ 145.5  $  561.0 $  522.0 $  537.2 $  575.1 $  615.2


Ratio of Earnings to Fixed
 Charges                         5.87     4.98      5.81     5.41     4.51     3.96     3.53

*Undistributed earnings on investments accounted for under the equity method have been excluded.

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